Exhibit 99.1

Vertex Reports Full-Year and Fourth Quarter 2012 Financial Results and Provides Updates on Key Development Programs

-2013 investment focused on key development programs in cystic fibrosis, hepatitis C and autoimmune diseases-

-Full-year 2012 revenues of $1.53 billion, including net product revenues of $1.16 billion for INCIVEK in hepatitis C and $171.6 million for KALYDECO in cystic fibrosis-

-Company ends 2012 with $1.32 billion in cash, cash equivalents and marketable securities-

Cambridge, MA, January 29, 2013 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the full year and fourth quarter ended December 31, 2012.  The company also today provided financial guidance for 2013.

Vertex reported total 2012 revenues of $1.53 billion, including net product revenues of $1.16 billion from INCIVEK® (telaprevir) and $171.6 million from KALYDECOTM (ivacaftor).  The GAAP net loss attributable to Vertex was $(107.0) million, or $(0.50) per share, for 2012.  2012 non-GAAP net income attributable to Vertex was $255.5 million, or $1.18 per diluted share, excluding certain charges of $362.6 million.  The company reported $1.32 billion in cash, cash equivalents and marketable securities as of December 31, 2012.

For the fourth quarter of 2012, Vertex reported $334.0 million in total revenues, including $222.8 million from INCIVEK and $58.5 million from KALYDECO.  In the fourth quarter of 2012, the GAAP net loss attributable to Vertex was $(76.1) million, or $(0.35) per share.  Non-GAAP net income attributable to Vertex was $9.0 million, or $0.04 per diluted share, excluding certain charges of $85.1 million, for the fourth quarter of 2012.

“Entering 2013, we are committed to advancing key development programs and to maintaining financial strength to position the company for sustainable long-term growth,” said Jeffrey

Vertex Pharmaceuticals Incorporated

Leiden, M.D., Ph.D., Chair, President and Chief Executive Officer of Vertex.  “Over the coming year, we expect to generate a significant amount of data from our key development programs in cystic fibrosis, hepatitis C and autoimmune diseases and to initiate important studies designed to bring additional transformative medicines to people with serious diseases, with a focus on specialty markets.”

Development Program Updates

On January 6, 2013, Vertex provided a comprehensive update on the status of its development programs. The company today provided the following additional updates to its programs for cystic fibrosis, hepatitis C and autoimmune diseases:

Cystic Fibrosis

Combination of VX-809 and ivacaftor for People with Two Copies of the F508del Mutation

•                  In early January, Vertex announced that the combination of VX-809 and ivacaftor for the treatment of people with CF who have two copies of the F508del mutation received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA).  Vertex completed an end-of-Phase 2 meeting with the FDA and has submitted a proposed design for a pivotal Phase 3 program for the combination to the FDA.  While the specific implications of the Breakthrough Therapy Designation cannot be determined at this time, Vertex is in discussions with the FDA regarding the final design of this program and expects to begin pivotal Phase 3 development in the first quarter of 2013, pending regulatory approval.

Hepatitis C

Telaprevir Twice-daily Dosing

•                  Vertex recently submitted a supplemental New Drug Application (sNDA) for a twice-daily dosing regimen of telaprevir to the FDA.  Also in January, the company submitted a supplemental New Drug Submission (sNDS) in Canada for a twice-daily dosing regimen of telaprevir.

Vertex Pharmaceuticals Incorporated

Pipeline Programs

Ongoing Evaluation of VX-509 in Rheumatoid Arthritis

•                  As part of its Phase 2 evaluation of VX-509 in rheumatoid arthritis (RA), Vertex recently initiated a 40-patient Phase 2 study in people with RA to evaluate the potential for VX-509 to improve structural joint changes as measured by Magnetic Resonance Imaging (MRI) and markers of inflammation and joint damage measured in joint fluid.  The study will also examine a broad range of doses of VX-509 to provide information for future studies.

Full-Year 2012 Financial Results

Total Revenues:  Total revenues for 2012 were $1.53 billion, compared with $1.41 billion in total revenues for 2011.  The components of total revenues for 2012 and 2011 were:

	2012	2011
	(in millions)
Revenues
INCIVEK revenues, net	$1,161.8	$950.9
KALYDECO revenues, net	171.6	—
Total product revenues, net	1,333.5	950.9
Royalty revenues from INCIVO	117.6	20.3
Collaborative and other royalty revenues	76.0	439.4
Total revenues	$1,527.0	$1,410.6

•                  Net Product Revenues from INCIVEK

Vertex’s 2012 net product revenues from INCIVEK were $1.16 billion, compared to $950.9 million for 2011 following the U.S. approval of INCIVEK in May 2011.

•                  Net Product Revenues from KALYDECO

Vertex’s 2012 net product revenues from KALYDECO were $171.6 million, following FDA approval in January 2012.  The vast majority of people with CF aged 6 and older with the G551D mutation in the U.S. have started treatment with KALYDECO.  Vertex is currently seeking reimbursement for KALYDECO in multiple countries in Europe.

•                  Royalty Revenues from INCIVO

Vertex recognized $117.6 million in INCIVO royalty revenues in 2012 from our

Vertex Pharmaceuticals Incorporated

collaborator Janssen, compared to $20.3 million in INCIVO royalty revenues for 2011.  INCIVO was approved in Europe in September 2011 for the treatment of hepatitis C.

•                  Collaborative and Other Royalty Revenues

Vertex recognized $76.0 million in collaborative and other royalty revenues in 2012, compared to $439.4 million for 2011.  The 2011 collaborative and other royalty revenues included $318.5 million in collaborative milestone revenues, including $250.0 million in collaborative milestone payments from Janssen related to approval and commercialization of INCIVO in Europe and a $65.0 million milestone payment from Mitsubishi Tanabe related to approval and commercialization of TELAVIC in Japan.

Cost of Product Revenues: Cost of product revenues was $236.7 million for 2012, including charges of $133.2 million to reserve against the potential for excess INCIVEK inventory, compared to cost of product revenues of $63.6 million for 2011.  The inventory charges reflect decreases in the anticipated future demand for INCIVEK, including the potential role that INCIVEK may have had in combination with VX-135 given plans to evaluate VX-135 in combination with other direct-acting antiviral medicines.

Research and Development (R&D) Expenses:  R&D expenses were $806.2 million in 2012, including $87.5 million of Vertex stock-based compensation expense and Alios expenses related to the accounting for the collaboration with Vertex, compared to $707.7 million for 2011, including $80.5 million of Vertex stock-based compensation expense and Alios expenses related to the accounting for the collaboration with Vertex.  The increase in Vertex’s R&D investment is principally due to progression and expansion of clinical development programs in hepatitis C and cystic fibrosis, including preparation for a pivotal program for a combination of VX-809 and ivacaftor.

Sales, general and administrative (SG&A) expenses:  SG&A expenses were $436.8 million in 2012, including $46.4 million of Vertex stock-based compensation expense and Alios expenses related to the accounting for the collaboration with Vertex, compared to $400.7 million for 2011, including $46.6 million of Vertex stock-based compensation expense and Alios expenses related to the accounting for the collaboration with Vertex. This increase reflects the expansion of the company’s global commercial organization to support the launch of KALYDECO in North America and Europe.

GAAP Net Income (Loss) Attributable to Vertex:  Vertex’s 2012 GAAP net loss was $(107.0) million, or $(0.50) per share.  Vertex’s 2012 GAAP net loss includes certain charges totaling

Vertex Pharmaceuticals Incorporated

$362.6 million, including a charge in cost of product revenues to reserve against the potential for excess INCIVEK inventory, Vertex stock-based compensation expense, restructuring expense and a charge related to an increase in the fair value of expected future payments under Vertex’s collaboration with Alios.  Vertex’s GAAP net income for 2011 was $29.6 million, or $0.14 per diluted share, including $(13.5) million in certain items.

Non-GAAP Net Income Attributable to Vertex:  Vertex’s 2012 non-GAAP net income was $255.5 million, or $1.18 per diluted share, excluding certain charges of $362.6 million.  Vertex’s non-GAAP net income in 2011 was $16.1 million, or $0.08 per diluted share, excluding $(13.5) million in certain items.  The increased 2012 non-GAAP net income compared to 2011 was principally the result of increased INCIVEK and KALYDECO net product revenues and INCIVO royalties.

Cash Position: As of December 31, 2012, Vertex had $1.32 billion in cash, cash equivalents and marketable securities compared to $968.9 million in cash, cash equivalents and marketable securities on December 31, 2011.

Convertible Debt:  As of December 31, 2012, Vertex had $400.0 million in convertible debt due in October 2015.  The conversion price of the debt is $48.83 per share and is callable in October 2013.

Fourth Quarter 2012 Financial Results

Total Revenues:  Total revenues were $334.0 million for the fourth quarter of 2012, compared with $563.3 million for the fourth quarter of 2011, which included a one-time milestone payment of $65.0 million from Mitsubishi Tanabe related to the approval and commercialization of TELAVIC in Japan.  The components of total revenues for the fourth quarter of 2012 and 2011 were:

Vertex Pharmaceuticals Incorporated

	2012	2011
	(in millions)
Revenues
INCIVEK revenues, net	$222.8	$456.8
KALYDECO revenues, net	58.5	—
Total product revenues, net	281.3	456.8
Royalty revenues from INCIVO	36.8	16.5
Collaborative and other royalty revenues	15.9	90.1
Total revenues	$334.0	$563.3

•                                          Net Product Revenues from INCIVEK

Net product revenues from INCIVEK were $222.8 million for the fourth quarter of 2012, compared with $456.8 million for the fourth quarter of 2011. The change in revenue is primarily due to a decrease in the number of people with hepatitis C who are choosing to start treatment for hepatitis C with currently available medicines.

•                                          Net Product Revenues from KALYDECO

Net product revenues from KALYDECO were $58.5 million for the fourth quarter of 2012.  KALYDECO was approved in the U.S. in January 2012.

•                                          Royalty Revenues from INCIVO

Vertex recognized $36.8 million in INCIVO royalty revenues from our collaborator Janssen in the fourth quarter of 2012, compared to $16.5 million in INCIVO royalty revenues from our collaborator Janssen for the fourth quarter of 2011. INCIVO was approved in Europe in September 2011.

•                                          Collaborative and Other Royalty Revenues

Vertex recognized $15.9 million in collaborative and other royalty revenues for the fourth quarter of 2012, compared to $90.1 million for the fourth quarter of 2011, which included a one-time milestone payment of $65.0 million from Mitsubishi Tanabe.

Cost of Product Revenues: Cost of product revenues was $75.6 million in the fourth quarter of 2012, including a $55.2 million charge to reserve against the potential for excess INCIVEK inventory, compared to $22.9 million for the fourth quarter of 2011.  The inventory charge reflects a decrease in the anticipated potential role that INCIVEK may have had in combination with VX-135 given plans to evaluate VX-135 in combination with other direct-acting antiviral medicines.

Research and Development (R&D) Expenses:  R&D expenses were $213.1 million in the fourth quarter of 2012, including $21.8 million of Vertex stock-based compensation expense and Alios expenses related to the accounting for the collaboration with Vertex, compared to $186.4 million for the fourth quarter of 2011, including $20.1 million of Vertex stock-based

Vertex Pharmaceuticals Incorporated

compensation expense and Alios expenses related to the accounting for the collaboration with Vertex. The increase in our R&D investment during the fourth quarter of 2012 is primarily due to the progression and expansion of clinical development programs in hepatitis C and cystic fibrosis, including preparation for a pivotal program for a combination of VX-809 and ivacaftor.

Sales, general and administrative (SG&A) expenses:  SG&A expenses were $110.5 million in the fourth quarter of 2012, including $11.4 million of Vertex stock-based compensation expense and Alios expenses related to the accounting for the collaboration with Vertex, compared to $121.9 million for the fourth quarter of 2011, including $12.3 million of Vertex stock-based compensation expense and Alios expenses related to the accounting for the collaboration with Vertex.

GAAP Net Income (Loss) Attributable to Vertex:  Vertex’s fourth quarter 2012 GAAP net loss was $(76.1) million, or $(0.35) per share.  Vertex’s fourth quarter 2012 GAAP net loss includes certain charges totaling $85.1 million, including a charge in cost of product revenues to reserve against the potential for excess INCIVEK inventory, Vertex stock-based compensation expense, restructuring expense and a charge related to an increase in the fair value of expected future payments under Vertex’s collaboration with Alios.  The company’s fourth quarter 2011 GAAP net income was $158.6 million, or $0.74 per diluted share, including $26.6 million in certain items.

Non-GAAP Net Income Attributable to Vertex:  Vertex’s fourth quarter 2012 non-GAAP net income was $9.0 million, or $0.04 per diluted share, excluding certain charges of $85.1 million, compared to fourth quarter 2011 non-GAAP net income of $185.2 million, or $0.86 per diluted share, excluding $26.6 million in certain items.  The decrease in the company’s fourth quarter 2012 non-GAAP net income compared to the fourth quarter of 2011 is primarily attributable to a decrease in INCIVEK revenues due to fewer HCV patients initiating treatment.

2013 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

Vertex Pharmaceuticals Incorporated

Total Revenues:  Vertex expects full-year 2013 total revenues to be in the range of $1.10 billion to $1.25 billion, including full-year 2013 KALYDECO net revenues of $280 million to $320 million. The growth of 2013 KALYDECO revenues, compared to full-year 2012 revenues of $172 million, is primarily dependent on completion of reimbursement discussions in countries outside the U.S.

Total Operating Expenses (non-GAAP): Vertex expects total operating expenses, excluding cost of revenues, stock-based compensation expense and Alios expenses related to the accounting for the collaboration with Vertex, to be in the range of $1.09 billion to $1.15 billion for 2013.  The principal non-GAAP operating expenses are:

•                  R&D Expenses: Vertex expects that full-year 2013 R&D expenses will be in the range of $750 million to $790 million.  The principal R&D expenses relate to investment in broad development activities for our late-stage CF and hepatitis C programs, including formulation and commercial supply chain investment, completion of Phase 2 evaluation of VX-509 in RA and investment in research programs aimed at the creation of future medicines.  Vertex’s 2013 R&D investment is expected to increase over the company’s 2012 R&D investment of $718.7 million, primarily related to expenses for increased development and pre-launch supply chain activities to support medicines in late-stage development.  The research component of 2013 R&D expenses is expected to remain consistent with 2012 at approximately $200 million.

•                  SG&A Expenses: Vertex expects that full-year 2013 SG&A expenses will be in the range of $340 million to $360 million. The 2013 SG&A expenses are primarily driven by corporate infrastructure and activities related to global launches and commercial support for KALYDECO in cystic fibrosis and continued sales and marketing support for INCIVEK in hepatitis C.  Vertex’s guidance for 2013 SG&A expenses is less than the company’s 2012 SG&A expenses of $390.4 million.

Vertex Pharmaceuticals Incorporated

Non-GAAP Financial Measures

In this press release, Vertex’s financial results and financial guidance are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, Vertex provides its fourth quarter and full-year 2012 and 2011 net income (loss) excluding stock-based compensation expense, restructuring expense, inventory write-offs, revenues and expenses related to certain September 2009 financial transactions, intangible asset impairment charges, net of tax, a commercial milestone payment, and charges related to changes in the fair value of expected future payments under Vertex’s collaboration with Alios.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the company’s business and to evaluate its performance. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial statements.

Vertex Pharmaceuticals Incorporated

Vertex Pharmaceuticals Incorporated

Fourth Quarter and Twelve Months Results

Condensed Consolidated Statements of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Product revenues, net	$281,309	$456,759	$1,333,458	$950,889
Royalty revenues	43,451	25,405	141,498	50,015
Collaborative revenues (Note 2)	9,234	81,176	52,086	409,722

Total revenues	333,994	563,340	1,527,042	1,410,626

Costs and expenses:
Cost of product revenues (Note 3)	75,595	22,936	236,742	63,625
Royalty expenses	12,120	7,191	43,143	16,880
Research and development expenses (R&D)	213,109	186,438	806,185	707,706
Sales, general and administrative expenses (SG&A)	110,452	121,881	436,796	400,721
Restructuring expense	194	992	1,844	2,074
Intangible asset impairment charge (Note 4)	—	—	—	105,800

Total costs and expenses	411,470	339,438	1,524,710	1,296,806

Income (loss) from operations	(77,476)	223,902	2,332	113,820

Net interest expense (Note 2)	(3,296)	(12,233)	(14,713)	(36,574)
Change in fair value of derivative instruments (Note 2)	—	(868)	—	(16,801)
Income (loss) before provision for (benefit from) income taxes	(80,772)	210,801	(12,381)	60,445
Provision for (benefit from) income taxes (Note 4)	(2,696)	22,660	38,754	19,266
Net income (loss)	(78,076)	188,141	(51,135)	41,179
Net loss (income) attributable to noncontrolling interest (Note 1)	1,928	(29,512)	(55,897)	(11,605)
Net income (loss) attributable to Vertex	$(76,148)	$158,629	$(107,032)	$29,574

Net income (loss) per share attributable to Vertex common shareholders:
Basic	$(0.35)	$0.76	$(0.50)	$0.14
Diluted	$(0.35)	$0.74	$(0.50)	$0.14

Shares used in per share calculations:
Basic	214,607	206,758	211,946	204,891
Diluted	214,607	217,602	211,946	208,807

Vertex Pharmaceuticals Incorporated

Reconciliation of GAAP to Non-GAAP Financial Information-Fourth Quarter

(in thousands, except per share amounts)

(unaudited)

Three Months Ended December 31, 2012

		Adjustments
	GAAP	Alios Transaction	Stock-based Compensation Expense	Inventory Write-off	September 2009 Financial Transactions	Mitsubishi Tanabe Milestone	Intangible Asset Impairment Charge, Net of Tax	Restructuring Expense	Non- GAAP
Income (loss) from operations	$(77,476)	$5,706	$27,524	$55,189	$—	$—	$—	$194	$11,137
Other income and expenses	(3,296)	(243)	—	—	—	—	—	—	(3,539)
Income (loss) before provision for (benefit from) income taxes	(80,772)	5,463	27,524	55,189	—	—	—	194	7,598

Provision for (benefit from) income taxes	(2,696)	1,325	—	—	—	—	—	—	(1,371)
Net income (loss)	(78,076)	4,138	27,524	55,189	—	—	—	194	8,969
Net loss (income) attributable to noncontrolling interest (Alios)	1,928	(1,928)	—	—	—	—	—	—	—
Net income (loss) attributable to Vertex	$(76,148)	$2,210	$27,524	$55,189	$—	$—	$—	$194	$8,969
Net income (loss) per diluted share attributable to Vertex common shareholders (Note 5)	$(0.35)								$0.04

Vertex Pharmaceuticals Incorporated

Three Months Ended December 31, 2011

		Adjustments
	GAAP	Alios Transaction	Stock-based Compensation Expense	Inventory Write-off	September 2009 Financial Transactions	Mitsubishi Tanabe Milestone	Intangible Asset Impairment Charge, Net of Tax	Restructuring Expense	Non- GAAP
Income (loss) from operations	$223,902	$3,119	$29,278	$—	$—	$(65,000)	$—	$992	$192,291
Other income and expenses	(13,101)	358	—	—	8,798	—	—	—	(3,945)
Income (loss) before provision for (benefit from) income taxes	210,801	3,477	29,278	—	8,798	(65,000)	—	992	188,346
Provision for (benefit from) income taxes	22,660	(19,511)	—	—	—	—	—	—	3,149
Net income (loss)	188,141	22,988	29,278	—	8,798	(65,000)	—	992	185,197
Net loss (income) attributable to noncontrolling interest (Alios)	(29,512)	29,512	—	—	—	—	—	—	—
Net income (loss) attributable to Vertex	$158,629	$52,500	$29,278	$—	$8,798	$(65,000)	$—	$992	$185,197
Net income (loss) per diluted share attributable to Vertex common shareholders (Note 5)	$0.74								$0.86

Vertex Pharmaceuticals Incorporated

Reconciliation of GAAP to Non-GAAP Financial Information-Twelve Months

(in thousands, except per share amounts)

(unaudited)

Twelve Months Ended December 31, 2012

		Adjustments
	GAAP	Alios Transaction	Stock-based Compensation Expense	Inventory Write-off	September 2009 Financial Transactions	Mitsubishi Tanabe Milestone	Intangible Asset Impairment Charge, Net of Tax	Restructuring Expense	Non- GAAP
Income (loss) from operations	$2,332	$20,062	$113,804	$133,189	$—	$—	$—	$1,844	$271,231
Other income and expenses	(14,713)	(18)	—	—	—	—	—	—	(14,731)
Income (loss) before provision for (benefit from) income taxes	(12,381)	20,044	113,804	133,189	—	—	—	1,844	256,500
Provision for (benefit from) income taxes	38,754	(39,029)	—	1,239	—	—	—	—	964
Net income (loss)	(51,135)	59,073	113,804	131,950	—	—	—	1,844	255,536
Net loss (income) attributable to noncontrolling interest (Alios)	(55,897)	55,897	—	—	—	—	—	—	—
Net income (loss) attributable to Vertex	$(107,032)	$114,970	$113,804	$131,950	$—	$—	$—	$1,844	$255,536
Net income (loss) per diluted share attributable to Vertex common shareholders (Note 5)	$(0.50)								$1.18

Vertex Pharmaceuticals Incorporated

Twelve Months Ended December 31, 2011

		Adjustments
	GAAP	Alios Transaction	Stock-based Compensation Expense	Inventory Write-off	September 2009 Financial Transactions	Mitsubishi Tanabe Milestone	Intangible Asset Impairment Charge, Net of Tax	Restructuring Expense	Non- GAAP
Income (loss) from operations	$113,820	$9,178	$117,922	$—	$(250,000)	$(65,000)	$105,800	$2,074	$33,794
Other income and expenses	(53,375)	358	—	—	38,488	—	—	—	(14,529)
Income (loss) before provision for (benefit from) income taxes	60,445	9,536	117,922	—	(211,512)	(65,000)	105,800	2,074	19,265
Provision for (benefit from) income taxes	19,266	(48,809)	—	—	—	—	32,692	—	3,149
Net income (loss)	41,179	58,345	117,922	—	(211,512)	(65,000)	73,108	2,074	16,116
Net loss (income) attributable to noncontrolling interest (Alios)	(11,605)	11,605	—	—	—	—	—	—	—
Net income (loss) attributable to Vertex	$29,574	$69,950	$117,922	$—	$(211,512)	$(65,000)	$73,108	$2,074	$16,116
Net income (loss) per diluted share attributable to Vertex common shareholders (Note 5)	$0.14								$0.08

Vertex Pharmaceuticals Incorporated

Condensed Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	December 31, 2012	December 31, 2011
Assets
Cash, cash equivalents and marketable securities	$1,321,215	$968,922
Restricted cash and cash equivalents (Alios) (Note 1)	69,983	51,878
Accounts receivable, net	143,250	183,135
Inventories (Note 3)	30,464	112,430
Other current assets	24,673	14,889
Property and equipment, net	433,609	133,176
Restricted cash	31,934	34,090
Intangible assets (Note 4)	663,500	663,500
Goodwill (Note 4)	30,992	30,992
Other non-current assets	9,668	11,268
Total assets	$2,759,288	$2,204,280

Liabilities and Shareholders’ Equity

Other liabilities	$424,772	$349,666
Accrued restructuring expense	23,328	26,313
Deferred tax liability (Note 4)	280,367	243,707
Deferred revenues	123,808	163,132
Construction financing lease obligation	272,631	55,950
Convertible notes (due 2015)	400,000	400,000
Noncontrolling interest (Alios) (Note 1)	235,202	178,669
Shareholders’ equity (Vertex)	999,180	786,843
Total liabilities and shareholders’ equity	$2,759,288	$2,204,280
Common shares outstanding	217,287	209,304

Vertex Pharmaceuticals Incorporated

Note 1: The company has consolidated the financial statements of its collaborator Alios BioPharma, Inc., as of December 31, 2012 and December 31, 2011, for three and twelve months ended December 31, 2012, and for the period from June 13, 2011 through December 31, 2011.  The company’s interest and obligations with respect to Alios’ assets and liabilities are limited to those accorded to the company in its collaboration agreement with Alios.  Restricted cash and cash equivalents (Alios) reflects Alios’ cash and cash equivalents, which Vertex does not have any interest in and which will not be used to fund the collaboration.  Each reporting period Vertex estimates the fair value of the contingent milestone payments and royalties payable by Vertex to Alios. Any increase in the fair value of these contingent milestone and royalty payments results in a decrease in net income attributable to Vertex (or an increase in net loss attributable to Vertex) on a dollar-for-dollar basis.

Note 2:  In 2011, a portion of the collaborative revenues, the change in fair value of derivative instruments and a portion of the net interest expense reflected in the Condensed Consolidated Statements of Operations Data relate to two financial transactions that the company entered into in September 2009 relating to milestone payments under the company’s collaboration agreement with Janssen Pharmaceutica, N.V.  In 2011, the company earned $250.0 million in milestone payments from its collaborator, Janssen, which are reflected in total collaborative revenues in the Condensed Consolidated Statements of Operations Data.

Note 3:  In the three and twelve months ended December 31, 2012, the company recorded within cost of product revenues a $55.2 million and $133.2 million, respectively, lower of cost or market charge for excess and obsolete INCIVEK inventories.  The inventory charges reflect decreases in the anticipated future demand for INCIVEK, including the potential role that INCIVEK may have had in combination with VX-135 given plans to evaluate VX-135 in combination with other direct-acting antiviral medicines.

Note 4: The intangible assets, the goodwill and the deferred tax liability reflected in the Condensed Consolidated Balance Sheets Data relate to the company’s acquisition of ViroChem Pharma Inc. in 2009 and the company’s collaboration agreement with Alios in June 2011.

In the third quarter of 2011, the company recorded an impairment charge of $105.8 million related to VX-759, a back-up HCV polymerase inhibitor to VX-222 that had been discovered by ViroChem Pharma Inc. The fair value of VX-759 following the impairment charge was zero. In connection with this impairment charge, the company recorded a benefit from income taxes of $32.7 million resulting in a net effect on its income (loss) related to this impairment charge of $73.1 million in 2011.

Note 5:  Shares used in non-GAAP net income (loss) per diluted share attributable to Vertex common shareholders were 217,291,000 and 217,602,000 for the three months ended December 31, 2012 and 2011, respectively, and 215,263,000 and 208,807,000 for the twelve months ended December 31, 2012 and 2011, respectively.

Vertex Pharmaceuticals Incorporated

About Vertex

Vertex creates new possibilities in medicine. Our team discovers, develops and commercializes innovative therapies so people with serious diseases can lead better lives.

Vertex scientists and our collaborators are working on new medicines to cure or significantly advance the treatment of hepatitis C, cystic fibrosis, rheumatoid arthritis and other life-threatening diseases.

Founded more than 20 years ago in Cambridge, Mass., we now have ongoing worldwide research programs and sites in the U.S., U.K. and Canada. Today, Vertex has more than 2,000 employees around the world, and for three years in a row, Science magazine has named Vertex one of its Top Employers in the life sciences.

Vertex’s press releases are available at www.vrtx.com.

Indication and Important Safety Information for KALYDECO (ivacaftor)

Ivacaftor (150mg tablets) is indicated for the treatment of cystic fibrosis (CF) in patients age 6 years and older who have a G551D mutation in the CFTR gene.

Ivacaftor is not for use in people with CF due to other mutations in the CFTR gene. It is not effective in CF patients with two copies of the F508del mutation (F508del/F508del) in the CFTR gene. The efficacy and safety of ivacaftor in children younger than 6 years of age have not been evaluated.

High liver enzymes (transaminases, ALT and AST) have been reported in patients receiving ivacaftor. It is recommended that ALT and AST be assessed prior to initiating ivacaftor, every 3 months during the first year of treatment, and annually thereafter. Patients who develop increased transaminase levels should be closely monitored until the abnormalities resolve. Dosing should be interrupted in patients with ALT or AST of greater than 5 times the upper limit of normal. Following resolution of transaminase elevations, consider the benefits and risks of resuming ivacaftor dosing. Moderate transaminase elevations are common in subjects with CF. Overall, the incidence and clinical features of transaminase elevations in clinical trials was similar between subjects in the ivacaftor and placebo treatment groups. In the subset of patients with a medical history of elevated transaminases, increased ALT or AST have been reported more frequently in patients receiving ivacaftor compared to placebo.

Use of ivacaftor with medicines that are strong CYP3A inducers such as the antibiotics rifampin and rifabutin; seizure medications (phenobarbital, carbamazepine, or phenytoin); and the herbal supplement St. John’s Wort substantially decreases exposure of ivacaftor, which may diminish effectiveness. Therefore, co-administration is not recommended.

The dose of ivacaftor must be adjusted when concomitantly used with potent and moderate CYP3A inhibitors. The dose of ivacaftor must be adjusted when used in patients with moderate

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or severe hepatic disease.

Ivacaftor can cause serious adverse reactions including abdominal pain and high liver enzymes in the blood. The most common side effects associated with ivacaftor include headache; upper respiratory tract infection (the common cold), including sore throat, nasal or sinus congestion, and runny nose; stomach (abdominal) pain; diarrhea; rash; and dizziness. These are not all the possible side effects of ivacaftor. A list of the adverse reactions can be found in the full product labeling for each country where ivacaftor is approved. Patients should tell their healthcare providers about any side effect that bothers them or doesn’t go away.

Please see full U.S. Prescribing Information for KALYDECO at www.KALYDECO.com, the EU Summary of Product Characteristics for KALYDECO at http://goo.gl/N3Tz4, and the KALYDECO Canadian Product Monograph at www.vrtx.ca.

Indication and Important Safety Information for INCIVEK (telaprevir)

INCIVEK® (telaprevir) is a prescription medicine used with the medicines peginterferon alfa and ribavirin to treat chronic (lasting a long time) hepatitis C genotype 1 infection in adults with stable liver problems, who have not been treated before or who have failed previous treatment. It is not known if INCIVEK is safe and effective in children under 18 years of age.

Important Safety Information

INCIVEK® (telaprevir) should always be used in combination with peginterferon alfa and ribavirin. INCIVEK combination treatment may cause serious side effects including skin rash and serious skin reactions, anemia (low red blood cell count) that can be severe, and birth defects or death of an unborn baby.

Skin rashes are common with INCIVEK combination treatment. Sometimes these skin rashes and other skin reactions can become serious, require treatment in a hospital, and may lead to death. Patients should call their healthcare provider right away if they develop any skin changes during treatment with INCIVEK. Their healthcare provider will decide if they need treatment or if they need to stop INCIVEK or any of their other medicines. Patients should not stop taking INCIVEK combination treatment without talking with their healthcare provider first.

Patients’ healthcare providers will do blood tests regularly to check for anemia. If anemia is severe, the healthcare providers may tell them to stop taking INCIVEK.

INCIVEK combined with peginterferon alfa and ribavirin may cause birth defects or death of an unborn baby. Therefore, a patient should not take INCIVEK combination treatment if she is pregnant or may become pregnant, or if he is a man with a sexual partner who is pregnant. Females who can become pregnant and females whose male partner takes these medicines must

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have a negative pregnancy test before starting treatment, every month during treatment, and for 6 months after treatment ends. Patients must use two forms of effective birth control during treatment and for 6 months after all treatment has ended. These two forms of birth control should not contain hormones, as these may not work during treatment with INCIVEK.

INCIVEK and other medicines can affect each other and can also cause side effects that can be serious or life-threatening. There are certain medicines patients cannot take with INCIVEK combination treatment. Patients should tell their healthcare providers about all the medicines they take, including prescription and non-prescription medicines, vitamins and herbal supplements.

The most common side effects of INCIVEK combination treatment include itching, nausea, diarrhea, vomiting, anal or rectal problems (including hemorrhoids, discomfort, burning or itching around or near the anus), taste changes and tiredness. There are other possible side effects of INCIVEK, and side effects associated with peginterferon alfa and ribavirin also apply to INCIVEK combination treatment. Patients should tell their healthcare provider about any side effect that bothers them or doesn’t go away.

Please see full Prescribing Information including Boxed Warning, and the Medication Guide for INCIVEK available at www.INCIVEK.com.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, Dr. Leiden’s statements in the fourth paragraph of the press release, the information provided in the section captioned “2013 Financial Guidance” and statements regarding (i) the focus of Vertex’s 2013 investments;  (ii) the expectation that Vertex will begin pivotal development of VX-809 and ivacaftor in the first quarter of 2013; and (iii) information regarding the company’s ongoing and planned studies. While Vertex believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the company’s expectations regarding its 2013 total revenues and/or operating expenses may be incorrect (including because one or more of the company’s assumptions underlying its revenue or expense expectations may not be realized), that the outcomes of Vertex’s ongoing and planned clinical studies may not be favorable, that the initiation of planned studies may be delayed or prevented, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the company’s website at www.vrtx.com. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.

Conference Call Information

Vertex will host a conference call and webcast today, January 29, 2013 at 5:00 p.m. ET to review financial results and recent developments. The conference call will be webcast live, and a link to

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the webcast may be accessed from the ‘Vertex Events’ page of Vertex’s website at www.vrtx.com.

To listen to the live call on the telephone, dial 1-866-501-1537 (United States and Canada) or 1-720-545-0001 (International). To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

The conference ID number for the live call and replay is 89408068.

The call will be available for replay via telephone commencing January 29, 2013 at 8:00 p.m. ET running through 5:00 p.m. ET on February 5, 2013. The replay phone number for the United States and Canada is 1-855-859-2056. The international replay number is 1-404-537-3406.

Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on February 5, 2013. Vertex is also providing a podcast MP3 file available for download on the Vertex website at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Investors

Michael Partridge, 617-341-6108

Kelly Lewis, 617-961-7530

Media

Zachry Barber, 617-341-6470